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                                                               Exhibit No. 10.65


Mr. E. Andrews Grinstead
33 Edgehill Road
Brookline, MA  02446

Dear Andy:

         This letter sets forth the terms we have agreed upon with respect to your termination of employment from Hybridon, Inc. ("Hybridon" or the "Company"). This letter agreement ("Agreement") is effective seven (7) days after it has been signed by each of us (the "Effective Date"). We agree as follows:

         1. Your employment with the Company shall be deemed to have terminated as of April 30, 2000 (the "Termination Date"), and you shall accrue service time for all purposes with the Company through the Termination Date, including vesting of options.

         2. Your termination shall be deemed to be a termination because of a disability and you shall be entitled to all rights and benefits accruing to you as a result of such termination under your 1997 Employment Agreement and under all other agreements related to your employment.

         3. Because your termination is a result of a disability, in accordance with your 1997 Employment Agreement, you shall have until two years after the Termination Date to exercise all Hybridon stock options that are fully vested as of the Termination Date.

         4. As of the Termination Date, you had an outstanding note with Hybridon totaling $273,850 (the "Note"). As of the Termination Date, the note will be forgiven and no further payments of either principal or interest shall be due thereunder.

         5. You shall be eligible for distribution of retirement benefits in accordance with the terms of the Hybridon plan and you shall receive all benefits that are provided to you under the various Hybridon employee benefit plans, in accordance with their respective terms except as modified by the 1997 Employment Agreement. Hybridon shall pay the cost of the monthly premium for you and your family for the duration of the group health insurance COBRA continuation coverage period. You are eligible for payment of benefits under the Hybridon long-term disability insurance plan. The Company will assist you by using its best reasonable efforts to ensure that the long-term disability benefit is paid to you in accordance with its terms.

         6. Hybridon shall pay your reasonable attorney's fees with respect to advice and counsel you have received to your termination of employment, up to $10,000.


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         7. By signing below, you acknowledge and agree that the consideration contained herein and in Paragraphs 4, 5 and 6 in particular, represents full and complete consideration for your release of claims pursuant to Paragraph 8 below.

         8. Pursuant to this Agreement you shall be deemed to have resigned as an officer and Director of the Company as of the close of business on the Effective Date.

         9. (a) You, on behalf of yourself, and your heirs, family members, executors, administrators and assigns, hereby fully and forever release the Company and its members, managers, officers, employees, directors, successors, and assigns (the "Releasees"), from any claim, duty, obligation or cause of action relating to your employment by the Company, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omission, acts or facts that have occurred up until and including the Effective Date including, without limitation:

- any and all claims relating to your employment relationship with the Company and the termination of that relationship;

- any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault, battery; invasion of privacy; false imprisonment, and conversation; and

- any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, M.G.L. c .151B, and The Massachusetts Fair Employment Practices Act, M.G.L. c 151B.

         You agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, nor does it extend to any claims you may have as a shareholder, option holder or holder of a note or other form of security of the Company, whether such claims relate to an event or omission occurring before or after the Effective Dated.


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                  (b) The Releases hereby irrevocably and unconditionally
release, acquit and forever discharges you, your spouse, heirs and successors from any claim, duty, obligation or cause of action relating to your employment by the Company, whether presently known or unknown, suspected or unsuspected, that they or each of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation, all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, damages and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected.

         10. You acknowledge that you are waiving and releasing any rights you may have against the Company, including claims under the Age Discrimination in Employment Act ("ADEA"), as of the Effective Date. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing and understand and agree that:

         - you have been advised to consult with an attorney prior to executing this Agreement;

         -        you have carefully read and fully understand this Agreement;

         - you are, through this Agreement, releasing the Company and the Releasees referenced in 9(a) above, from any and all claims you may have against it and them, as described herein;

         - you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

         - you have had at least twenty-one (21) days within which to consider this Agreement;

         - you have seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and

         - this Agreement shall not be effective until the revocation period has expired.

         By your signature below, you acknowledge that you have read and understood the terms of this Agreement, and that you are signing it voluntarily and without coercion. You and the Company further acknowledge that the

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mutual release waivers contained in this Agreement are knowing, conscious and made with full appreciation that each is forever foreclosed from pursuing any of the rights so waived. The undersigned represents and warrants that he has authority from the Company to enter into this Agreement.

ACKNOWLEDGED AND AGREED:

Dated:                     , 2000
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                                                 E. Andrews Grinstead, III


                                                         HYBRIDON, INC.
Dated:                     , 2000                By:
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